ASTRONICS CORPORATION

2005 DIRECTOR STOCK OPTION AGREEMENT

Option No.    104

Optionee:	Kevin T. Keane
Number of Shares Optioned:	2,000
Date of Grant:	March 3, 2014
Option Price Per Share:	$65.36
Agreement Date:	March 3, 2014
Expiration Date:	March 3, 2024

AGREEMENT, made and entered into as of the Agreement Date stated above, by and between ASTRONICS CORPORATION, a New York corporation ("Optionor"), and the Optionee named above, a director of the Optionor;

WITNESSETH THAT WHEREAS:

A.                It is in the interest of Optionor, its shareholders and its subsidiaries to encourage and enable outside directors whose judgment, initiative and effort may be expected to directly and significantly influence the growth and profitability of Optionor, to acquire and retain a proprietary interest in Optionor by ownership of its stock; and

B.                 Optionee is a director of Optionor, but not an officer or employee of Optionor or any of its subsidiary corporations; and

C.                 On December 14, 2004, the Board of Directors approved the 2005 Director Stock Option Plan (the “Plan”), which was thereafter approved by the shareholders on April 28, 2005. Pursuant to the Plan, certain directors could be granted options to purchase authorized and unissued shares of Common Stock of the Optionor (or treasury shares at the Optionor's discretion), such option to be granted to Optionee in such amounts as the committee appointed by the Board of Directors to administer the Plan ("Committee") shall determine;

D.              The Committee has approved this form of stock option agreement.

NOW, THEREFORE, in consideration of the payment of $1.00 and other valuable considerations by the Optionee to the Optionor, and of the mutual promises and representations herein contained, it is agreed by and between the parties hereto as follows:

Section 1. Grant of Option. Subject to the terms and conditions of the Plan, Optionor hereby gives and grants to Optionee, an option to purchase the number of shares of the $.01 par value Common Stock of the Optionor stated above at the option price stated above for each share, which price is not less than 100% of the fair market value of Optionor's Common Stock on the Date of Grant stated above. The price of the shares shall be paid in full by Optionee (or by any other person entitled, pursuant to the terms hereof, to exercise the same) to Optionor at the time of and to the extent of the exercise of this option and before delivery of the stock purchased. Payment shall be made in cash or by certified check, or with the approval of the Committee, shares of Common Stock, or both, such that the aggregate fair market value of the shares (as determined by the Committee) plus cash equals the total exercise price. Optionee agrees that any exercise shall only be by an instrument in writing.

Section 2. Restricted Stock. Absent advice from legal counsel to the Optionor that the Common Stock is the subject of an effective registration statement filed with the Securities and Exchange Commission, Optionee, exercising an option, shall acquire Common Stock of the Optionor for his own account or investment and not with a view to the resale or distribution thereof and shall make such representations and undertakings in connection therewith as counsel for Optionor may advise as necessary or desirable in connection therewith. The Common Stock issued pursuant to the exercise of an option, if required by legal counsel to the Optionor, shall bear an appropriate legend conforming to this Section.

Section 3. Exercise of Options. Subject to the other provisions of this Agreement and the Plan, the option granted herein may be exercised in one or more full share lots as follows:

(a)                By Optionee during the period that he continues as a director of Optionor, but in no event after ten (10) years from the Date of Grant or the Expiration Date stated above, if sooner. This option shall be deemed exercised, from time to time, upon receipt by Optionor of written notification from Optionee of his exercise of the same.

(b)               This option shall be exercisable only during the thirty (30) day period commencing one week after a press release announcing quarterly or annual results of operations of the Optionor; but in no event shall it be exercised within the six (6) month period immediately following the Date of Grant.

(c)                No option shall be transferable by Optionee, other than by will or the laws of descent and distribution and each option shall be exercisable, during Optionee's lifetime, only by Optionee. No option shall be pledged or hypothecated in any way and no option shall be subject to execution, attachment, or similar process except with the express consent of the Committee.

(d)               If Optionee dies or is disabled while serving as a director of Optionor (within the meaning of Section 105(d)(4) of the Internal Revenue Code), this option may be exercised by any person who obtains the rights of Optionee by testamentary transfer or by operation of the laws of descent and distribution of the domicile of Optionee at the date of his death, or the Optionee if disabled, but may be so exercised only to the extent that

Optionee himself, on the date of his death, could have exercised the same, and only within a period of twelve (12) months after the date of such death or determination of disability, or the Expiration Date, whichever occurs first.

(e)                If the Optionee ceases to be a director of Optionor for any reason other than death or disability, Optionee shall be entitled to exercise this option, at any time during a period of thirty (30) days from the date Optionee ceases to be a director or the Expiration Date, whichever occurs first.

(f)                Neither Optionee nor his successor shall have any of the rights of a shareholder of Optionor until the certificates evidencing the shares purchased are properly delivered to such Optionee or his successor.

(g)               If the Optionee is determined by the Committee to have committed an act of embezzlement, fraud, dishonesty, deliberate or repeated disregard of the rules of the Optionor, unauthorized disclosure of any of the trade secrets or confidential information of the Optionor, unfair competition with the Optionor, inducement of any customer of the Optionor to breach a contract with the Optionor, inducement of any principal for whom the Optionor acts as agent to terminate such agency relationship or any culpable degree of negligence, then neither the Optionee nor the Optionee's estate shall be entitled to exercise any Option after termination of the Optionee's directorship, whether or not, after termination of such directorship, such Optionee may receive payment from the Optionor for services rendered prior to termination, services for the day on which termination occurs, or other benefits.

Section 4. Compliance with Law. As a condition precedent to the exercise of this option, either in whole or in part, Optionee shall comply with all regulations and requirements of any regulatory authority having control or supervision of the issuance of the Common Stock of Optionor and, in connection therewith, execute any documents Optionor, in its sole discretion, shall deem necessary or advisable.

Section 5. Merger or Consolidation. Subject to any required action by the shareholders, if the Optionor shall be the surviving corporation in any merger or consolidation, any unexercised part of this option shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to this option would have been entitled. A dissolution or liquidation of Optionor or a merger or consolidation in which Optionor is not the surviving corporation shall cause any unexercised part of this option to terminate, provided that Optionee shall, in such event, have the right immediately prior to such dissolution or liquidation, or merger or consolidation in which Optionor is not the surviving corporation, to exercise this option in whole or in part without regard to any other provisions of the Agreement.

Section 6. Changes in Stock; Stock Dividends. If the Common Stock as presently constituted is changed into or exchanged for a different number or kind of shares of stock or other securities of the Optionor or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise), or if the number of shares of Common Stock shall be increased through the payment of a stock dividend or other distribution, then notwithstanding any other provision of the Plans, there shall be substituted for or added to each share subject to the Plans the number and kind of shares of stock or other securities into which each outstanding share shall be exchanged, or to which each such share shall be entitled, as the case may be. Outstanding options shall also be amended as to price and other terms if necessary to reflect the foregoing events. If there shall be any other change in the number or kind of the outstanding shares, or of any stock or other securities into which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any option theretofore granted or that may be granted under this Agreement, such adjustment shall be made in accordance with such determination.

Section 7. Adjustments by Board of Directors. To the extent that the adjustments under Sections 5 or 6 relate to stock or securities of Optionor, such adjustments shall be made by the Board of Directors of Optionor whose determination in that respect shall be final, binding and conclusive.

Section 8. No Further Rights. Except as expressly provided in Sections 5 and 6, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation, or spin-off of assets or stock of another corporation, and any issue by Optionor of shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to this option.

Section 9. No Effect on Corporate Action. The grant of an option pursuant to the Agreement shall not affect in any way the right or power of Optionor to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

Section 10. Compliance with Committee Action. This option shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration or qualification of the shares covered hereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the granting of this option or the purchase of shares hereunder, this option may not be exercised in whole or in part unless and until such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Section 11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

Section 12. Tax Status. It is intended that the options granted under this Agreement are intended to be options which do not meet the requirements of Section 422A of the Internal Revenue Code, and this Agreement shall in all respects be so interpreted and construed as to be consistent with such intention.

Section 13. Interpretation; Plan Governs. Any dispute or disagreement which should arise under, or as a result of, or in any way relate to, the interpretation, construction or application of the Agreement will be resolved by the Board of Directors of Optionor. Any determination made hereunder shall be final, binding and conclusive for all purposes. If there is any discrepancy between this Agreement and the Plan, the Plan shall govern.

Section 14. No Employment Agreement. The granting of an option to Optionee does not alter in any way the shareholders' or Board of Directors' existing rights to remove Optionee as a director at any time for any reason, nor does it confer upon Optionee any rights or privileges except as specifically provided for in the Agreement.

IN WITNESS WHEREOF, Optionor has caused this Agreement to be executed by its officers thereunto duly authorized, and its corporate seal to be hereunto affixed, and the Optionee has hereunto set his hand and seal as of the day and year above written.

ASTRONICS CORPORATION

By:	/s/ Astronics Corporation
Optionor

/s/ Kevin T. Keane
Optionee